Exhibit 99.1
SAN ANTONIO—February 8, 2008—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, reports that revenue and fund assets under management posted double-digit increases and earnings increased slightly in the quarter ended December 31, 2007, compared to the same three months in 2006.
U.S. Global recorded $2.465 million in net income, or 16 cents per diluted share, on revenue of $13.86 million during the second quarter of fiscal year 2008. Revenue in the latest quarter was 12 percent higher than the $12.42 million in the second quarter of fiscal year 2007, when earnings were $2.461 million, or 16 cents per diluted share.
Assets under management for SEC-registered funds and other clients stood at about $5.70 billion at the end of the latest quarter, up 14 percent from $5.00 billion as of December 31, 2006. Assets under management for the latest quarter averaged $5.63 billion, up 19 percent from an average of $4.74 billion during the second fiscal quarter of 2007.
The company has scheduled a webcast for 10 a.m. Central time on Monday, February 11, 2008, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
“The volatility of the final three months of 2007 has carried over into 2008 as the subprime debt crisis plays out and recession fears increase,” says Mr. Holmes. “Extreme pessimism sells well in the media, but we don’t share that despair. We’re in the fourth year of the presidential election cycle and the odds favor government officials doing everything in their power to stay in power. Based on more than 50 years of data for the election cycle, there is an 80 percent probability that markets will be up 8 percent this year. In Chindia, we are seeing government policies driving record spending on infrastructure — China is doubling its infrastructure spending during the

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Feb. 8, 2008
current five-year plan to $920 billion and India is increasing its infrastructure spending by 130 percent to nearly $500 billion. This, along with booming economies in Russia, the Middle East and elsewhere, is why we remain bullish on emerging markets. We’re also confident that America will soon resolve its financial woes.”
As of December 31, 2007, four equity funds managed by U.S. Global were among the top performers in the overall U.S. mutual-fund universe in time periods ranging from one year to 10 years, according to rankings published in the Wall Street Journal. These funds represented 81 percent of U.S. Global’s mutual fund assets under management at quarter-end.
Selected financial data (unaudited) for the three months ended December 31

	2007	2006
Revenue	$13,864,158	$12,418,475
Expenses	$10,158,057	$8,651,133
Tax expense	$1,241,498	$1,306,513
Net income	$2,464,603	$2,460,829
Earnings per share (basic)	$0.16	$0.16
Earnings per share (diluted)	$0.16	$0.16
Avg. common shares outstanding (basic)	15,244,563	15,146,479
Avg. common shares outstanding (diluted)	15,273,666	15,264,130
Avg. assets under management	$5.63 billion	$4.74 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds and other clients.
With an average of $5.63 billion in assets under management for the quarter ended December 31, 2007, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
Please consider carefully the fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.